Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, par value $0.01 per share (“Common Stock”), of the L.B. Foster Company (the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. The summary of the terms of the Common Stock is not complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of the laws of the Commonwealth of Pennsylvania, including the Pennsylvania Business Corporation Law (“PBCL”), the Company’s Articles of Incorporation (“Articles of Incorporation”) and its Bylaws (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation and Bylaws for additional information.

Overview of Capital Stock

Authorized Capital Stock
Our authorized capital shares consist of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (“Preferred Stock”). The Board of Directors of the Company (the “Board of Directors”) may issue Preferred Stock from time to time. Subject to the limits imposed by the PBCL, our Board of Directors is authorized to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the class or series. As of December 31, 2019, no shares of Preferred Stock were registered or outstanding.

Description of Common Stock

Voting Rights
Holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including the election of directors. Our Common Stock does not have cumulative voting rights and our Board of Directors is not classified. Except as otherwise provided in the PBCL, Articles of Incorporation or Bylaws, actions by shareholders shall be effective upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class. The Bylaws provide that, in the case of director elections, candidates receiving the highest number of votes from each class or group of classes shall be elected (i.e., plurality vote standard).

Notwithstanding the foregoing, the affirmative vote of no less than two-thirds of the votes that all shareholders are entitled to cast is required to amend certain provisions of the Bylaws regarding (i) advance notice of nominations and proposals (Section 2.05) and (ii) amendment of Bylaws (Section 7.02).

Dividend Rights
Subject to the rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive dividends for each outstanding share, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights
In the event of the Company’s liquidation, dissolution, or winding up, either voluntarily or involuntarily, holders of Common Stock are entitled to receive, subject to any liquidation preference of any Preferred Stock then outstanding, the remaining assets of the Company available for distribution, if any, in proportion to the number of shares held.

Other Rights and Preferences
The holders of Common Stock do not have any preemptive, redemption, sinking fund, or conversion rights and the Common Stock is not subject to any restriction on alienability, except as required by law.

Certain Anti-Takeover Provisions

Governance Document Provisions
The Articles of Incorporation and Bylaws include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. The Company believes these provisions protect shareholders by providing a measure of assurance that shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders.

The provisions in the Articles of Incorporation and Bylaws (or lack thereof) which may be considered to be “anti-takeover” in nature include the following:
•Availability of authorized but unissued capital stock, including the ability to issue a class or series, or both, of Preferred Stock whose rights and privileges may be determined by the Board of Directors;
•A provision that does not permit shareholders to cumulate their votes for the election of directors;
•A provision that limits the permissible number of directors;
•A provision that requires, in certain circumstances, a greater than majority shareholder vote in order to amend the Bylaws and advance notice provisions set forth therein;
•A provision requiring that advance notice be delivered to the Company of any business to be brought by an eligible shareholder before a meeting of shareholders and requiring certain procedures to be followed by shareholders in nominating candidates for election as directors;
•No provision for shareholders to call special meetings of shareholders; and
•No provision for shareholders to act by partial written consent.

Pennsylvania Business Corporation Law Provisions
The PBCL contains a number of statutory “anti-takeover” provisions, including Subchapters E, F, G and H of Chapter 25 and Sections 2521, 2524 and 2538 of the PBCL, which apply automatically to Pennsylvania registered corporations unless the corporation elects to opt-out of those provisions. The Company is a Pennsylvania registered corporation, and has elected to opt-out of certain provisions as described below. Descriptions of the anti-takeover provisions that the Company opted out of are qualified in their entirety by reference to the PBCL:

•Section 1715 (relating to exercise of powers generally) provides that the board of directors, when considering the best interests of the corporation generally, may consider the effects of an action upon any or all groups affected by the action, the short- and long-term interests of the corporation, and the resources, intent, and conduct of any person seeking to acquire control of the corporation. In considering the best interests of the corporation and the effect of an action, the board of directors shall not be required to regard the corporate interest or interest of any particular group as the dominant or controlling interest, and the act of the board of directors, absent any breach of fiduciary duty, shall be presumed to be in the best interest of the corporation.

•Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with “interested shareholders.”

•Subchapter E (relating to control transactions) generally provides that if any person or group acquires 20% or more of the Company’s voting power, the remaining holders of voting shares may demand from such person or group the fair value of their voting shares, including a proportionate amount of any control premium.

•Subchapter F (relating to business combinations) imposes conditions upon “business combinations,” including a five-year moratorium on certain “business combinations” unless certain conditions are met, between an “interested shareholder” and the Company. The term “business combination” is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

•Subchapter G (relating to control share acquisitions) generally requires a shareholder vote to reinstate voting rights to control shares acquired by a 20% shareholder in a control-share acquisition.

•Subchapter H (relating to disgorgement of profits) generally requires a person or group that owns 20% or more of a company’s equity securities, or that publicly announces an intention to acquire control of a company, to disgorge within 24 months prior to, or within 18 months after, acquiring control status any profits received from a sale of the company’s shares.